Exhibit 10.8

TRANSMITTAL

Date:	October 7, 2011

To:	Arnold Ambiel
Avinger, Inc.
400 Chesapeake Dr
Redwood City, CA 94063

Via:	FedEx

From:	Mike Swofford
HCP, Inc.
400 Oyster Point Blvd., Suite 409
South San Francisco, CA 94080

Project:	Lease

One (1) signed copy of First Amendment to Lease enclosed.

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of September 30, 2011, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited partnership (“Landlord”), and AVINGER, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.                                    Landlord and Tenant entered into that certain Lease dated July 30, 2010 (the “Lease”), pursuant to which Tenant currently leases approximately 19,600 rentable square feet of space (“Existing Premises”) comprising the entire building located at 400 Chesapeake Drive, Redwood City, California 94063 (the “400 Building”).

B.                                    The Rent Commencement Date under the Lease was December 1, 2010.

C.                                    Landlord and Tenant desire (i) to extend the Lease Term of the Lease, (ii) to expand the Existing Premises to include approximately 24,600 rentable square feet of space (the “Expansion Premises”) comprising the entire building located at 600 Chesapeake Drive, Redwood City, California 94063 (the “600 Building”)., as delineated on Exhibit A attached hereto and made a part hereof, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2.                                      Modification of Premises.  Effective as of the date this Amendment is fully executed by Landlord and Tenant (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises.  Rent with respect to the Expansion Premises shall not commence until the date which is the later of (i) the date that is sixty (60) days after the full execution and deliv ery of this Amendment, and (ii) December 1, 2011 (such later date, the “Expansion Rent Commencement Date”).  The addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 44,200 rentable feet.  The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.” Landlord shall deliver the Expansion Premises to Tenant upon the Expansion Commencement Date.

3.                                      Lease Term.  Landlord and Tenant acknowledge that Tenant’s lease of the Existing Premises is scheduled to expire on November 30, 2015, pursuant to the terms of the Lease.  Notwithstanding anything to the contrary in the Lease, the term of Tenant’s lease of the Existing

Premises is hereby extended and shall expire conterminously with the term of Tenant’s lease of the Expansion Premises on the day prior to the fifth (5th) anniversary of the Expansion Rent Commencement Date, unless sooner terminated as provided in the Lease, as hereby amended (the “New Expiration Date”).  The period of time commencing on the Expansion Commencement Date and terminating on the New Expiration Date shall be referred to herein as the “Expansion Term.” At any time during the Expansion Teen, Landlord may deliver to Tenant a notice substantially in the form as set forth in Exhibit C attached to the Lease, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

4.                                      Option Term.  The terms of Section 2.2 of the Lease shall apply to the entire Premises (i.e., the Existing Premises and the Expansion Premises) as of end of the Expansion Term.

5.                                      Base Rent.  Notwithstanding anything to the contrary in the Lease as hereby amended, prior to the Expansion Rent Commencement Date, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Article 3 of the Lease.  Commencing on the Expansion Rent Commencement Date and continuing throughout the portion of the Expansion Term thereafter, Article 3 of the Lease shall be amended such that Tenant shall pay to Landlord monthly installments of Base Rent for the Existing Premises and Expansion Premises, collectively, as follows:

Date	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
Expansion Rent Commencement Date-11/30/12	$1,027,066.56	$85,588.88	$1.9364
12/1/12 - 11/30/13	$1,057,882.80	$88,156.90	$1.9945
12/1/13 - 11/30/14	$1,089,600.72	$90,800.06	$2.0543
12/1/14 - 11/30/15	$1,122,326.40	$93,527.20	$2.1160
12/1/15 - New Expiration Date	$1,156,006.80	$96,333.90	$2.1795

5.1                               Abated Base Rent.  Provided that Tenant is not then in default of the Lease (as hereby amended) and shall fail to cure such default within the applicable notice and cure period, then during the period commencing on the Expansion Rent Commencement Date and ending on the date that is six (6) months after such date (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Expansion Premises (the “Rent Abatement”).  Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $285,812.64 (i.e., $47,635.44 per month).  If Tenant shall be in default under the Lease (as hereby amended) and shall fail to cure such default within the applicable notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under the Lease (as hereby amended), that the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying Base Rent for the entire Premises in full.  The Rent Abatement shall not affect Tenant’s obligations to pay Tenant’s Share of Direct Expenses or any other amount attributable to Tenant’s use and occupancy of the Expansion Premises in accordance with the terms of the Lease.

6.                                      Tenant’s Share of Building Direct Expenses.

6.1                               Existing Premises.  Notwithstanding the extension of the Lease Term as provided herein, Tenant shall continue to be obligated to pay Tenant’s Share of the annual Direct Expenses in connection with the Existing Premises throughout the Expansion Term.

6.2                               Expansion Premises.  Commencing on the Expansion Rent Commencement Date, and continuing through the portion of the Expansion Term thereafter, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of Article 4 of the Lease.  “Tenant’s Share” with respect to the Expansion Premises shall be 100%.  With respect to the Expansion Premises, references in Section 4.2.4 of the Lease to “Lease Commencement Date” or “Commencement Date” shall be changed to “Expansion Commencement Date”.

7.                                      Improvement Allowance.  Landlord hereby grants Tenant an allowance (the “Improvement Allowance”) in the amount of $16.30 per rentable square foot of the Expansion Premises, for use by Tenant in connection with the construction of improvements in the Expansion Premises.  The Improvement Allowance shall be payable in monthly progress payments as costs are incurred and within forty five (45) days of invoice therefor and shall be subject to Landlord’s commercially reasonable disbursement requirements (which may include a specified date on which monthly draw requests are due).  Except for the Improvement Allowance (as the same may be increased as provided in Section 7.2, below) or as otherwise set forth in this Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the initial improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition.  Notwithstanding the foregoing, Landlord shall deliver the Expansion Premises (a) broom clean, (b) in the same condition existing as of the date hereof, (c) with any furniture, equipment and other personal property removed therefrom, and (d) with all existing building systems serving the Expansion Premises in good working condition including, without limitation, HVAC, plumbing, fire sprinklers, roof membrane and electrical systems.  Landlord shall also cause the exterior of the Expansion Premises and the surrounding area (including access thereto) to comply with applicable laws and building codes (including, without limitation, the Americans with Disabilities Act), to the extent required to allow the legal occupancy of the Expansion Premises after the construction of the Expansion Improvements.

7.1                               Construction of Improvements.  Tenant shall be responsible for the construction of any and all initial office and/or laboratory improvements to, or affixed to, the Premises, and any other work required by Tenant to the 600 Building or 400 Building (collectively, the “Expansion Improvements”), all of which work shall be done in accordance with the applicable terms of the Lease, including without limitation, the terms of Article 8.  Tenant acknowledges that Landlord may engage Project Management Advisors (“PMA”) to oversee the design and construction of the Expansion Improvements.  Notwithstanding anything in the Lease to the contrary, Tenant agrees to pay to Landlord an amount equal to $1.30 per rentable square foot of the Expansion Premises for the reimbursement of Landlord’s cost to engage PMA, which amount shall be deducted from the Improvement Allowance.  Such amount shall be in lieu of the fee set forth in Section 8.3 of the Lease.  In no event shall any portion of the Improvement Allowance be used for moving or relocation expense, data/cabling, signage or personal property.  Any amount of the Improvement Allowance that has not been utilized or allocated for use as of March 31, 2013 shall revert to Landlord and Tenant shall have no further rights with respect thereto.  Tenant’s contractors and subcontractors shall be required to carry (1) general liability insurance in an amount not less than $1,000,000 per occurrence/$2,000,000 annual aggregate with Landlord, its property manager and PMA as additional insureds and (2) workers’ compensation with a waiver of subrogation in favor of Landlord, its property manager and PMA.  Such insurance shall be with insurers having an A.M. Best rating of A- VIII or better.

7.2                               Additional Allowance.  At Tenant’s election, by written notice to Landlord, Tenant may increase the Improvement Allowance by up to $10 per rentable square foot of the Expansion Premises to be used towards the cost of the Expansion Improvements (any amounts so elected by Tenant, the “Additional Improvement Allowance”).  If Tenant elects to use any Additional Improvement Allowance, the monthly Base Rent for the Premises shall be increased by an amount equal to the “Additional Monthly Base Rent,” as that term is defined below, in order to repay the Additional Improvement Allowance to Landlord.  The “Additional Monthly Base Rent” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional Improvement Allowance utilized by Tenant as the present value amount, (ii) the number of full calendar months in the Expansion Term as the number of payments, (iii) eighty-three one-hundredths (.83), which is equal to ten percent (10%) divided by twelve (12) months per year, as the monthly interest factor, and (iv) the Additional Monthly Base Rent as the missing component of the annuity.

7.3                               Excluded Costs.  The cost of the Expansion Improvements payable by Tenant shall not include, the Improvement Allowance shall not be reduced by, and Landlord shall be responsible for (a) costs incurred to remove pre-existing Hazardous Materials from the Expansion Premises or the surrounding area required in connection with such Expansion Improvements and (b) costs to cause the exterior of the Expansion Premises and the surrounding area to comply with applicable laws and building codes to the extent required to allow the legal occupancy of the Premises after the construction of the Expansion Improvements.

7.4                               Landlord Property.  The Expansion Improvements shall become the property of Landlord and remain in place at the Premises following the expiration or earlier termination of the Lease (subject to the terms of Section 8.5 of the Lease).  Notwithstanding the foregoing, Tenant shall not be required to remove any such Expansion Improvements except to the extent the same are Extraordinary Fixtures.  As used herein, the term “Extraordinary Fixture” means an alteration, addition or improvement which, at the time of installation, is not the type quality, or quantity of improvement that is customarily found in a standard office or lab installation in comparable buildings in the Seaport Centre.  By way of example only, cubical systems, rolling or built-in high density file systems, vaults, safes, raised flooring and internal stairways constitute Extraordinary Fixtures.

8.                                      Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment that would be entitled to a commission in connection with this Amendment other than CB Richard Ellis (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker.  The terms of this section shall survive the expiration or earlier termination of this Amendment.

9.                                      Right of First Offer.  Tenant shall have the right of first offer upon the same terms and conditions set forth in Section 1.4 of the Lease with respect to each of (i) the building located at 200 and 250 Chesapeake Drive, and (ii) the building located at 700 Chesapeake Drive (each such space, a “First Offer Space”).  Such rights of first offer shall be subject and subordinate to the existing renewal rights of the existing tenants of the applicable First Offer Space as set forth in their leases thereof and outlined below.  Such rights of first offer shall be further subject and subordinate to the following:

200 Chesapeake Drive:

Renewal Option: No existing renewal options, but Landlord shall be permitted to extend the existing lease up until October 1, 2013.

Right of First Offer: The tenant under the lease of 250 Chesapeake Drive has a right of first offer on 200 Chesapeake Drive.

250 Chesapeake Drive:

Renewal Option: One (1) three (3)-year renewal option (renewal expiration = February 28, 2017)

700 Chesapeake Drive:

Renewal Option: One (1) five (5)-year renewal option (renewal expiration = July 31, 2020)

10.                               Parking.  During the Expansion Term, Tenant shall continue to have the right to use up to three (3) unreserved parking spaces for every 1,000 rentable square feet of the Premises, including the Expansion Premises.

11.                               Security Deposit.  Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, is hereby increased to equal $190,178.60.  Landlord and Tenant acknowledge that, in accordance with Article 21 of the Lease, Tenant has previously delivered the sum of 82,947.20 (the “Existing Security Deposit”) to Landlord.  Within five (5) business days after the full execution of this Amendment by Landlord and Tenant, Tenant shall deposit with Landlord an amount equal to $107,231.40 to increase the amount of the Security Deposit to the required new amount.

12.                               Hazardous Materials.  With respect to the Expansion Premises, (a) references in Section 5.4 of the Lease to “Lease Commencement Date” or “Commencement Date” shall be deemed to be references to “Expansion Commencement Date”, (b) references to “date of this Lease” in Section 5.4 of the Lease shall be deemed to be references to the “date of this Amendment” and (c) references to the “Lease Term” in Section 5.4 of the Lease shall be deemed to be references to the “Expansion Term”.  In addition, “Existing Hazardous Materials” shall mean (i) with respect to the Existing Premises, Hazardous Materials existing on or about the Existing Premises as of the Lease Commencement Date and (ii) with respect to the Expansion Premises, Hazardous Materials existing on or about the Expansion Premises as of the Expansion Commencement Date.

13.                               Signage.  Subject to the requirements of Section 23 of the Lease, and subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and applicable laws and regulations governing signage including the City of Redwood City, Tenant shall have the right, at its sole cost and expense, to install its signs (or pro-rata share thereof where applicable) in and on the Building (including monument and Building entrance signage), as well as any internal directional and lobby identification signage and directory.  Notwithstanding the foregoing, Tenant’s proposed signage shall be consistent to the signage of existing and comparable tenants in the Project.  Tenant shall be responsible for the removal of such signage (and the repair of any damage caused thereby) at the expiration of the Lease.

14.                               No Further Modification.  Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord”		“TENANT”

HCP LS REDWOOD CITY,LLC		AVINGER, INC.,
a Delaware Corporation		a Delaware corporation

By:	/s/ Jon Bergschneider	By:	/s/Matt Ferguson
	John Bergschneider	Name:	Matt Ferguson
	Executive Vice President	Its:	Chief Business Officer

		By:	/s/ Arnold Ambiel
		Name:	Arnold Ambiel
		Its:	VP, Operations

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

1